Exhibit 99.1

LaBarge, Inc. Reports Record Sales and Earnings for Fiscal 2011 First Quarter

Bookings of New Business Grow 70 Percent from Prior-Year First Quarter and Set Company Record

Net Sales Grow 35 Percent from Prior-Year First Quarter

Net Earnings Increase 59 Percent from Prior-Year First Quarter

Management Optimistic About Fiscal 2011 Business Outlook

ST. LOUIS--(BUSINESS WIRE)--November 4, 2010--LaBarge, Inc. (NYSE Amex: LB), a provider of electronics manufacturing services (EMS), today announced that strong, broad-based customer demand helped propel the Company’s financial results to record quarterly levels in the fiscal 2011 first quarter ended October 3, 2010, which consisted of 14 weeks instead of the typical 13 weeks.

“LaBarge had an excellent first fiscal quarter with bookings, sales and earnings setting new Company records and gross margin expanding from the same period last year. Our robust first-quarter results are attributable to outstanding operational execution and continued broad-based strength in customer demand, particularly in the defense, industrial and natural resources market sectors,” said Craig LaBarge, chairman of the board, chief executive officer and president.

Fiscal 2011 first-quarter net sales grew 35 percent to a record $85,448,000, compared with $63,155,000 in the comparable period a year earlier. Fiscal 2011 first-quarter net earnings grew 59 percent to a record $4,928,000, or $0.31 per diluted share, compared with $3,103,000, or $0.19 per diluted share, in the comparable period a year earlier.

Gross margin in the fiscal 2011 first quarter increased 100 basis points to 20.4 percent, compared with 19.4 percent in the fiscal 2010 first quarter.

Selling, general and administrative (SG&A) expense was $9,401,000, or 11.0 percent of sales, in the fiscal 2011 first quarter, compared with $8,090,000, or 12.8 percent of sales, in the fiscal 2010 first quarter.

Operating income in the fiscal 2011 first quarter was $8,030,000, or 9.4 percent of sales, up 94 percent from $4,140,000, or 6.6 percent of sales, in the fiscal 2010 first quarter.

Interest expense in the fiscal 2011 first quarter was $398,000, compared with $508,000 in the fiscal 2010 first quarter, reflecting lower average debt levels in the current-year period.

Income tax expense in the fiscal 2011 first quarter was $2,710,000, compared with $505,000 in the fiscal 2010 first quarter. Income tax expense in the 2010 period was impacted favorably by a one-time positive tax adjustment of $795,000.

Net cash from operating activities in the fiscal 2011 first quarter was $3,037,000, down from $6,262,000 in the fiscal 2010 first quarter, reflecting higher inventories in the current-year period to support increased sales levels.

Total debt at October 3, 2010, was $33,335,000, down 11 percent from $37,327,000 at June 27, 2010. Stockholders’ equity at October 3, 2010, was $120,598,000, up 4 percent from $115,640,000 at June 27, 2010.

Business Overview

Shipments to customers in the defense, industrial, natural resources and medical market sectors comprised approximately 96 percent of LaBarge’s fiscal 2011 first-quarter net sales.

Shipments to defense customers represented the largest portion of fiscal 2011 first-quarter net sales at 36 percent, compared with 49 percent in the fiscal 2010 first quarter. In actual dollars, fiscal 2011 first-quarter net sales from the defense market sector were virtually unchanged from the comparable period a year earlier.

Shipments to industrial customers represented 27 percent of fiscal 2011 first-quarter net sales, versus 17 percent in the fiscal 2010 first quarter. In actual dollars, fiscal 2011 first-quarter net sales from the industrial market sector increased 106 percent from the comparable period a year earlier, due to increased shipments across a wide range of industrial customers.

Shipments to natural resources customers represented 25 percent of fiscal 2011 first-quarter net sales versus 16 percent in the fiscal 2010 first quarter. In actual dollars, fiscal 2011 first-quarter net sales from the natural resources market sector increased 114 percent from the comparable period a year earlier, largely due to much higher shipments of electronic assemblies and systems to oil-and-gas and wind power customers.

Shipments to medical customers represented 9 percent of fiscal 2011 first-quarter net sales, versus 11 percent in the fiscal 2010 first quarter. In actual dollars, fiscal 2011 first-quarter net sales from the medical sector grew 8 percent from the comparable period a year earlier. The growth in medical sales from the prior year was the result of increased shipments to several medical sector customers.

Commentary and Outlook

“Order activity in all major market sectors was very strong during the fiscal 2011 first quarter, driving bookings to a record $113,596,000, up 70 percent from the comparable period a year earlier. Orders in the defense market sector led the way with first-quarter defense bookings growing 77 percent from the same period a year earlier,” said Mr. LaBarge. Higher bookings during the current-year first fiscal quarter resulted in backlog at October 3, 2010, increasing to $226,876,000, up 14 percent from $198,727,000 at June 27, 2010, and up 32 percent from $171,712,000 at the end of the fiscal 2010 first quarter. Approximately 78 percent of backlog at October 3, 2010, was scheduled to ship in the following 12 months.

“We expect sales and earnings in the fiscal 2011 second quarter, which will be a normal 13-week quarter, to be significantly higher than in last year’s second quarter. With regard to the 2011 full fiscal year, we expect net sales of $325 million to $340 million and diluted earnings per share of $1.12 to $1.18, compared with net sales of $289.3 million and diluted earnings per share of $0.93 in the 2010 fiscal year. Based on our current pipeline of new business opportunities, we believe bookings in our major market sectors will continue at a strong pace and will drive ongoing business strength throughout the current fiscal year,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern Time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2011 first quarter. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00007CB1 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

LaBarge, Inc.
Consolidated Statements of Income
(Unaudited)
(amounts in thousands, except per-share amounts)

	Three Months Ended

	October 3, 2010	September 27, 2009

Net sales	$85,448	$63,155

Cost of sales	68,017	50,925
Gross profit	17,431	12,230

Selling and administrative expense	9,401	8,090
Operating income	8,030	4,140

Interest expense	398	508
Other (income) expense, net	(6)	24
Earnings before income taxes	7,638	3,608

Income tax expense	2,710	505
Net earnings	$4,928	$3,103

Basic net earnings per common share	$0.31	$0.20

Average basic common shares outstanding	15,685	15,743

Diluted net earnings per common share	$0.31	$0.19

Average diluted common shares outstanding	15,898	16,048

LaBarge, Inc.
Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share and per-share amounts)

	October 3, 2010	June 27, 2010
ASSETS
Current assets:
Cash and cash equivalents	$235	$2,301
Accounts and other receivables, net	45,039	46,807
Inventories	72,103	64,536
Prepaid expenses	1,538	1,062
Deferred tax assets, net	3,805	3,655
Total current assets	122,720	118,361

Property, plant and equipment, net of accumulated depreciation of $37,191 at October 3, 2010, and $35,704 at June 27, 2010	27,552	28,536
Intangible assets, net	8,540	9,076
Goodwill	43,424	43,424
Other assets	5,199	5,125
Total assets	$207,435	$204,522

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$550	$ ---
Current maturities of long-term debt	10,231	12,069
Trade accounts payable	27,834	26,538
Accrued employee compensation	12,168	14,625
Other accrued liabilities	6,148	3,712
Cash advances from customers	3,423	2,921
Total current liabilities	60,354	59,865
Long-term advances from customers for purchase of materials	308	46
Deferred tax liabilities, net	2,494	2,494
Deferred gain on sale of real estate and other liabilities	1,127	1,219
Long-term debt	22,554	25,258

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at both October 3, 2010, and June 27, 2010, including shares in treasury	160	160
Additional paid-in capital	13,799	14,582
Retained earnings	108,755	103,827
Accumulated other comprehensive loss	(250)	(222)
Less cost of common stock in treasury shares of 160,008 at October 3, 2010, and 234,651 at June 27, 2010	(1,866)	(2,707)

Total stockholders’ equity	120,598	115,640

Total liabilities and stockholders’ equity	$207,435	$204,522

LaBarge, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	Three Months Ended
	October 3, 2010	September 27, 2009
Cash flows from operating activities:
Net earnings	$4,928	$3,103
Adjustments to reconcile net cash provided by operating activities:
Loss on disposal of property, plant and equipment	---	14
Depreciation and amortization	2,168	2,238
Amortization of deferred gain on sale of real estate	(120)	(120)
Share-based compensation	376	308
Deferred taxes	(148)	(78)
Changes in operating assets and liabilities:
Accounts and other receivables, net	1,768	(478)
Inventories	(7,567)	(660)
Prepaid expenses	(476)	(167)
Trade accounts payable	1,132	2,563
Accrued liabilities	212	1,422
Cash advances from customers	764	(1,883)
Net cash provided by operating activities	3,037	6,262

Cash flows from investing activities:
Additions to property, plant and equipment	(401)	(1,922)
Proceeds from disposal of property, equipment and other assets	4	13
Additions to other assets	(161)	(287)
Net cash used by investing activities	(558)	(2,196)

Cash flows from financing activities:
Borrowings on revolving credit facility	9,075	---
Payments of revolving credit facility	(8,525)	---
Repayments of long-term debt	(4,542)	(40)
Excess tax benefits from stock option exercises	---	387
Remittance of minimum taxes withheld as part of a net share settlement of stock option exercises	(562)	(841)
Issuance of treasury stock	9	63
Purchase of treasury stock	---	(140)
Net cash used by financing activities	(4,545)	(571)
Net (decrease) increase in cash and cash equivalents	(2,066)	3,495
Cash and cash equivalents at beginning of period	2,301	4,297
Cash and cash equivalents at end of period	$235	$7,792

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com